Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-228559

September 15, 2020

Syneos Health Announces Secondary Offering of Common Stock

MORRISVILLE, N.C. – September 15, 2020 — Syneos Health, Inc. (Nasdaq: SYNH) (the “Company” or “Syneos Health”), the only fully integrated biopharmaceutical solutions organization combining a CRO (Contract Research Organization) and a CCO (Contract Commercial Organization), today announced it commenced an underwritten secondary offering by affiliates of Thomas H. Lee Partners, L.P. and Advent International Corporation of 7,000,000 shares of the Company’s common stock (the “Offering”) pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (“SEC”). Syneos Health is not selling any shares and will not receive any proceeds from the sale of the shares by the selling stockholders in the Offering. The Company has agreed to repurchase from the underwriters approximately $30 million in aggregate of the shares of common stock being sold by the selling stockholders at a per-share purchase price equal to the price payable by the underwriters to the selling stockholders.

Goldman Sachs & Co. LLC and Morgan Stanley are acting as the underwriters of the Offering.

An automatic shelf registration statement (including a prospectus) relating to the Offering was filed with the SEC on November 27, 2018 and became effective upon filing. Before you invest, you should read the registration statement, prospectus, prospectus supplement and other documents Syneos Health has made available with the SEC for information about Syneos Health and the Offering. You may obtain these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and accompanying prospectus supplement, when available, may be obtained from:

Goldman Sachs & Co. LLC

Attention: Prospectus Department

200 West Street

New York, NY 10282

Telephone: +1 866 471 2526

Facsimile: +1 212 902 9316

Email: prospectus-ny@ny.email.gs.com; or

Morgan Stanley & Co. LLC

Attention: Prospectus Department

180 Varick Street, 2nd Floor

New York, New York 10014

Email: prospectus@morganstanley.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: reliance on key personnel; principal investigators and patients; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; risks related to the COVID-19 pandemic; the Company’s ability to adequately price its contracts and not overrun cost estimates; any adverse effects from the Company’s customer or therapeutic area concentration; the Company’s ability to maintain or generate new business awards; the Company’s ability to increase its market share, grow its business, and execute its growth strategies; the Company’s backlog not being indicative of future revenues and its ability to realize the anticipated future revenue reflected in its backlog; fluctuations in the Company’s operating results and effective income tax rate; risks related to the Company’s information systems and cybersecurity; changes and costs of compliance with regulations related to data privacy; risks related to the United Kingdom’s withdrawal from the European Union; risks related to the Company’s transfer pricing policies; failure to perform services in accordance with contractual requirements, regulatory requirements and ethical considerations; risks relating to litigation and government investigations; risks associated with the Company’s early phase clinical facilities; insurance risk; risks of liability resulting from harm to patients; success of investments in the Company’s customers’ business or drugs; foreign currency exchange rate fluctuations; risks associated with acquired businesses, including the ability to integrate acquired operations, products, and technologies in our business; risks related to the Company’s income tax expense and tax reform; risks relating to the Company’s intellectual property; risks associated with the Company’s acquisition strategy; failure to realize the full value of goodwill and intangible assets; restructuring risk; potential violations of anti-corruption and anti-bribery laws; risks related to the Company’s dependence on third parties; downgrades of the Company’s credit ratings; competition in the biopharmaceutical services industry; changes in outsourcing trends; regulatory risks; trends in the Company’s customers’ businesses; the Company’s ability to keep pace with rapid technological change; risks related to the Company’s indebtedness; fluctuations in the Company’s financial results and stock price; and other risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as updated by the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and other SEC filings, copies of which are available free of charge on the SEC website at www.sec.gov. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

About Syneos Health

Syneos Health® (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. We bring together approximately 24,000 clinical and commercial minds with the ability to support customers in more than 110 countries. Together we share insights, use the latest technologies and apply advanced business practices to speed our customers’ delivery of important therapies to patients.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Danielle DeForge Executive Director, External Communications Phone: +1 202 210 5992 Email: danielle.deforge@syneoshealth.com

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